EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated July 1, 2004, accompanying the consolidated financial statements of Berliner Communications, Inc. and subsidiaries included in the Form 8-K/A of Novo Networks, Inc., dated May 9, 2005. We hereby consent to the incorporation by reference of said report in the registration statement of Novo Networks, Inc. on Form S-8 (File No. 333-43032).

Grant Thornton, LLP
Philadelphia, Pennsylvania
May 9, 2005